EXHIBIT 99.1

Steelcase Reports Fourth Quarter and Fiscal 2025 Results

  Fourth quarter results compared to prior year:
    Orders grew 9%, driven by 12% broad-based growth in the Americas
    Gross margin improved 70 basis points
  Fiscal 2025 results:
    Orders grew 4%, driven by 6% growth in the Americas compared to prior year
    Gross margin improved 110 basis points compared to prior year, including benefits from cost reduction initiatives
    Operating income margin reached 5.0%, an improvement of 130 basis points compared to the prior year
    Adjusted earnings per share exceeded company targets
    Returned $84 million to shareholders
    Total liquidity strengthened by $73 million
  Company provides financial targets for fiscal 2026 of mid-single digit organic revenue growth and modest adjusted operating margin expansion

GRAND RAPIDS, Mich., March 26, 2025 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE: SCS) today reported fourth quarter revenue of $788.0 million, net income of $27.6 million, or $0.23 per share, and adjusted earnings per share of $0.26. The results included $21.8 million of favorable tax items which increased net income by $13.4 million (net of related variable compensation expense), or $0.11 per share. In the prior year, Steelcase reported revenue of $775.2 million, net income of $21.3 million, or $0.18 per share, and adjusted earnings per share of $0.23.

Revenue and order growth (decline) compared to the prior year were as follows:

	Q4 2025 vs. Q4 2024
	Revenue Growth (Decline)	Revenue Growth (Decline)	Organic Order Growth

Americas	5%	(3)%	12%
International	(7)%	(10)%	1%
Steelcase Inc.	2%	(5)%	9%

Revenue grew 2 percent in the fourth quarter compared to the prior year, with 5 percent growth in the Americas and a 7 percent decline in International. On an organic basis (including adjusting for the impact of an additional week in the current quarter), revenue declined 5 percent, with a 3 percent decline in the Americas and a 10 percent decline in International. The Americas decline was driven by a lower beginning backlog compared to the prior year, the impact of which was offset in part by growth from government and large corporate customers. The International decline was driven by Germany, France, and India (which posted a decline compared to 40 percent growth in the prior year).

Orders (adjusted for currency translation effects and the impact of an additional week in the current quarter) grew 9 percent in the fourth quarter compared to the prior year and included 12 percent growth in the Americas and 1 percent growth in International. The order growth in the Americas reflected growth from large corporate, government, small and midsize businesses and healthcare customers. In International, strong growth in India and Spain was largely offset by weakness in Germany and the UK.

"Our 12 percent order growth in the Americas was broad-based, driven by most of our customer segments, with especially strong growth from our large corporate and government customers," said Sara Armbruster, president and CEO. "This was our sixth consecutive quarter of year-over-year order growth in the Americas, reflecting our continued gains in market share. With more organizations bringing their employees back to the office, we are well positioned to serve their needs with our innovative solutions."

Operating income (loss) and adjusted operating income (loss) were as follows:

	Operating income (loss)		Adjusted operating income (loss)
	(Unaudited)		(Unaudited)
	Three months ended		Three months ended
	February 28, 2025	February 23, 2024	February 28, 2025	February 23, 2024
Americas	$15.8	$26.8	$19.2	$31.3
International	(6.3)	(1.1)	(4.8)	3.1
	$9.5	$25.7	$14.4	$34.4

Operating income of $9.5 million in the fourth quarter represented a decrease of $16.2 million compared to the prior year. The current year included $11 million of variable compensation expense related to favorable tax items recorded in the fourth quarter. The remaining decrease was primarily driven by lower revenue in the International segment, higher operating expenses and unfavorable shifts in business mix.

"Our fourth quarter International results did not meet our expectations," said Dave Sylvester, senior vice president and CFO. "Although we continue to win new business and see some signs of increased activity levels from large national and global accounts, we believe our volume levels from small and midsize businesses are being impacted by the challenging geopolitical and weaker macroeconomic environments in many of our global markets. As we aim to minimally achieve breakeven adjusted operating income levels in our International segment in fiscal 2026, while navigating the demand environment, we're considering additional actions to lower our cost structure."

Gross margin of 31.9 percent in the fourth quarter represented an improvement of 70 basis points compared to the prior year, driven by the benefits of cost reduction initiatives in the Americas offset in part by unfavorable shifts in business mix.

Operating expenses of $241.6 million in the fourth quarter represented an increase of $28.1 million compared to the prior year. The increase was driven by an estimated $17 million of operating costs related to the additional week in the current quarter, approximately $4 million of higher employee costs, and higher information technology costs primarily related to the company's business transformation initiative.

Other income, net of $0.9 million in the fourth quarter represented a decrease of $3.4 million compared to the prior year, primarily due to net favorable impacts related to unconsolidated affiliates in the prior year.

The company recorded an income tax benefit of $19.5 million in the fourth quarter, which included $21.8 million of favorable tax items primarily related to a recent change in tax regulations and implementation of tax strategies.

Fiscal 2025 Results

For fiscal 2025, the company recorded $3.2 billion of revenue, net income of $120.7 million, earnings per share of $1.02 and adjusted earnings per share of $1.12 (including $0.11 related to the tax benefits recorded in the fourth quarter). In fiscal 2024, the company recorded $3.2 billion of revenue, net income of $81.1 million and earnings per share of $0.68 and had adjusted earnings per share of $0.92.

Revenue was approximately flat in fiscal 2025 compared to the prior year, with a 2 percent increase in the Americas and a 5 percent decrease in International. On an organic basis, fiscal 2025 revenue was approximately flat compared to the prior year, with a 2 percent increase in the Americas and a 7 percent decrease in International. Orders grew 4 percent in fiscal 2025 compared to the prior year, with 6 percent growth in the Americas and a 4 percent decline in International.

Operating income for fiscal 2025 of $158.1 million (or 5.0 percent of revenue) represented an increase of $40.3 million compared to $117.8 million of operating income (or 3.8 percent of revenue) for fiscal 2024. The increase in operating income was driven by $30.1 million of higher gains on sales of fixed assets, $11.7 million of lower restructuring costs, and benefits from higher pricing and cost reduction initiatives, partially offset by lower volume and higher operating expenses (including $11 million (or 0.3 percent of revenue) of variable compensation expense related to the favorable tax items recorded in the fourth quarter). The prior year also included a $9.5 million benefit from a decrease in the valuation of an acquisition earnout liability. Adjusted operating income for fiscal 2025 of $158.4 million (or 5.0 percent of revenue) represented an increase of $1.7 million compared to $156.7 million of adjusted operating income (or 5.0 percent of revenue) for fiscal 2024.

“We believe our fiscal 2025 order growth of 6 percent in the Americas (including 12 percent growth in the fourth quarter) is supportive of our mid-term revenue growth targets of 4 to 6 percent,” said Dave Sylvester. “In addition, our fiscal 2025 adjusted operating margin demonstrates continued progress toward our mid-term targets of 6 to 7 percent, even though demand levels improved at a slower pace than expected.”

Total liquidity, which is comprised of cash and cash equivalents, short-term investments and the cash surrender value of company-owned life insurance, aggregated to $558.3 million at the end of the fourth quarter and represented an increase of $72.8 million from the beginning of the year. Total debt was $447.1 million. Trailing four quarter adjusted EBITDA was $262.3 million, or 8.3 percent of revenue.

During fiscal 2025, the company repurchased 2.1 million shares of its Class A Common Stock under its repurchase authorization for a total cost of $26.5 million. A total of $79.9 million remained under the company's share repurchase authorization at the end of the fourth quarter.

The Board of Directors has declared a quarterly cash dividend of $0.10 per share, to be paid on or before April 21, 2025, to shareholders of record as of April 7, 2025.

Outlook

At the end of the fourth quarter, the company’s backlog was approximately $694 million, which was 11 percent higher than the prior year. The company expects first quarter fiscal 2026 revenue to be in the range of $760 to $785 million. The company reported revenue of $727.3 million in the first quarter of fiscal 2025. The projected revenue range translates to growth of 4 to 8 percent compared to the prior year, or organic growth of 5 to 9 percent.

The company expects to report earnings per share of between $0.10 to $0.14 for the first quarter of fiscal 2026 and adjusted earnings per share of between $0.13 to $0.17. The company reported earnings per share of $0.09 and adjusted earnings per share of $0.16 in the first quarter of fiscal 2025.

The first quarter estimates include:

  gross margin of approximately 33 percent, which includes an assumption of $9 million of higher tariff costs as compared to the prior year, projected operating expenses of between $230 to $235 million, which includes $4.3 million of amortization of purchased intangible assets, projected interest expense, net of investment income and other income, net, of approximately $2 million, and a projected effective tax rate of approximately 27 percent.

For fiscal 2026, the company is targeting mid-single digit organic revenue growth and modest improvement in its adjusted operating income margin compared to fiscal 2025, assuming a relatively stable macroeconomic environment.

The fiscal 2026 targets reflect the following assumptions and expectations, as compared to fiscal 2025:

  a mid-single digit order growth rate, including continued growth from large corporate customers, and benefits from the strong beginning backlog of customer orders, benefits from pricing actions offsetting the impacts of higher tariffs and related inflationary cost increases, increased operating expenses, driven primarily by investments for strategic initiatives, and projected interest expense, investment income and other income, net, of approximately $10 million, and a projected effective tax rate of 27 percent.

“Building on recent order strength and continued earnings expansion over the last two years, we're targeting additional progress toward our mid-term financial targets in fiscal 2026,” said Sara Armbruster. "Our balance sheet remains strong, and as we navigate the near-term uncertainty, we remain focused on executing our strategy and fulfilling our purpose of helping the world work better."

Business Segment Results
(in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended			Twelve Months Ended
	February 28, 2025	February 23, 2024	% Change	February 28, 2025	February 23, 2024	% Change

Revenue
Americas (1)	$608.1	$581.6	5%	$2,465.2	$2,419.8	2%
International (2)	179.9	193.6	(7)%	700.8	739.8	(5)%
	$788.0	$775.2	2%	$3,166.0	$3,159.6	—%

Revenue mix
Americas	77.2%	75.0%		77.9%	76.6%
International	22.8%	25.0%		22.1%	23.4%

Operating income (loss)
Americas	$15.8	$26.8		$182.8	$143.8
International	(6.3)	(1.1)		(24.7)	(26.0)
	$9.5	$25.7		$158.1	$117.8

Operating margin	1.2%	3.3%		5.0%	3.7%

Business Segment Footnotes

  The Americas segment serves customers in the U.S., Canada, the Caribbean Islands and Latin America with a comprehensive portfolio of furniture, architectural, textile and surface imaging products that are marketed to corporate, government, education, healthcare and retail customers primarily through the Steelcase, AMQ, Coalesse, Designtex, HALCON, Orangebox, Smith System and Viccarbe brands.
  The International segment serves customers in EMEA and Asia Pacific with a comprehensive portfolio of furniture and architectural products that are marketed to corporate, government, education, healthcare and retail customers primarily through the Steelcase, Coalesse, Orangebox, Smith System and Viccarbe brands.

QUARTER OVER QUARTER ORGANIC REVENUE GROWTH (DECLINE) BY SEGMENT
Q4 2025 vs. Q4 2024
(Unaudited)
	Steelcase Inc.	Americas	International

Q4 2024 revenue	$775.2	$581.6	$193.6
Currency translation effects	(8.0)	(1.7)	(6.3)
Q4 2024 revenue, adjusted	$767.2	$579.9	$187.3

Q4 2025 revenue	$788.0	$608.1	$179.9
Impact of additional week	(58.5)	(46.4)	(12.1)
Q4 2025 revenue, adjusted	$729.5	$561.7	$167.8
Organic growth (decline) $	$(37.7)	$(18.2)	$(19.5)
Organic growth (decline) %	(5)%	(3)%	(10)%

YEAR OVER YEAR ORGANIC REVENUE GROWTH (DECLINE) BY SEGMENT
2025 vs. 2024
(Unaudited)
	Steelcase Inc.	Americas	International

2024 revenue	$3,159.6	$2,419.8	$739.8
Divestiture	(35.2)	(35.2)	—
Currency translation effects	(5.2)	(2.6)	(2.6)
2024 revenue, adjusted	$3,119.2	$2,382.0	$737.2

2025 revenue	$3,166.0	$2,465.2	$700.8
Impact of additional week	(58.5)	(46.4)	(12.1)
2025 revenue, adjusted	$3,107.5	$2,418.8	$688.7
Organic growth (decline) $	$(11.7)	$36.8	$(48.5)
Organic growth (decline) %	—%	2%	(7)%

ADJUSTED EARNINGS PER SHARE
(Unaudited)	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
	February 28, 2025	February 23, 2024	February 28, 2025	February 23, 2024
Diluted earnings per share	$0.23	$0.18	$1.02	$0.68
Amortization of purchased intangible assets, per share	0.04	0.03	0.15	0.15
Income tax effect of amortization of purchased intangible assets, per share	(0.01)	(0.01)	(0.04)	(0.04)
Restructuring costs, per share	—	0.04	0.09	0.19
Income tax effect of restructuring costs, per share	—	(0.01)	(0.03)	(0.05)
Gains on the sale of land, net of variable compensation impacts, per share	—	—	(0.23)	(0.01)
Income tax effect of gains on the sale of land, net of variable compensation impacts, per share	—	—	0.06	—
Loss on pension plan settlement, per share	—	—	0.13	—
Income tax effect of loss on pension plan settlement, per share	—	—	(0.03)	—
Adjusted earnings per share	$0.26	$0.23	$1.12	$0.92

ADJUSTED EBITDA
(Unaudited)
	Three Months Ended				Trailing Four Quarters Ended
	May 24, 2024	August 23, 2024	November 22, 2024	February 28, 2025	February 28, 2025
Net income	$10.9	$63.1	$19.1	$27.6	$120.7
Income tax expense (benefit)	3.2	22.8	7.0	(19.5)	13.5
Interest expense	6.2	6.4	6.3	6.8	25.7
Depreciation and amortization	20.2	20.0	20.0	20.6	80.8
Share-based compensation	14.5	2.9	1.5	4.6	23.5
Restructuring costs	6.3	2.2	2.0	0.3	10.8
Gains on the sale of land, net of variable compensation impacts	—	(27.9)	—	—	(27.9)
Loss on pension plan settlement	—	—	15.2	—	15.2
Adjusted EBITDA	$61.3	$89.5	$71.1	$40.4	$262.3

Revenue	$727.3	$855.8	$794.9	$788.0	$3,166.0
Adjusted EBITDA as a percentage of revenue	8.4%	10.5%	8.9%	5.1%	8.3%

PROJECTED ORGANIC REVENUE GROWTH
Q1 2026 vs. Q1 2025
Steelcase Inc.

Q1 2025 revenue	$727.3
Currency translation effects	(5.8)
Q1 2025 revenue, adjusted	$721.5

Q1 2026 revenue, projected	$760 - 785
Organic growth $	$39 - 64
Organic growth %	5 - 9%

PROJECTED ADJUSTED EARNINGS PER SHARE
	Three Months Ended
	May 30, 2025	May 24, 2024
Earnings per share	$0.10 - 0.14	$0.09
Amortization of purchased intangible assets, per share	0.04	0.04
Income tax effect of amortization of purchased intangible assets, per share	(0.01)	(0.01)
Restructuring costs, per share	—	0.05
Income tax effect of restructuring costs, per share	—	(0.01)
Adjusted earnings per share	$0.13 - 0.17	$0.16

Steelcase Inc.
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 28, 2025		February 23, 2024		February 28, 2025		February 23, 2024
Revenue	$788.0	100.0%	$775.2	100.0%	$3,166.0	100.0%	$3,159.6	100.0%
Cost of sales	536.6	68.1	531.6	68.6	2,109.1	66.6	2,142.8	67.9
Restructuring costs	0.1	—	1.5	0.2	10.4	0.3	4.4	0.1
Gross profit	251.3	31.9	242.1	31.2	1,046.5	33.1	1,012.4	32.0
Operating expenses	241.6	30.7	213.5	27.5	888.0	28.1	876.5	27.7
Restructuring costs	0.2	—	2.9	0.4	0.4	—	18.1	0.6
Operating income	9.5	1.2	25.7	3.3	158.1	5.0	117.8	3.7
Interest expense	(6.8)	(0.9)	(6.3)	(0.8)	(25.7)	(0.8)	(25.9)	(0.8)
Investment income	4.5	0.6	2.9	0.4	13.8	0.4	6.5	0.2
Other income (expense), net	0.9	0.1	4.3	0.5	(12.0)	(0.4)	8.7	0.3
Income before income tax expense (benefit)	8.1	1.0	26.6	3.4	134.2	4.2	107.1	3.4
Income tax expense (benefit)	(19.5)	(2.5)	5.3	0.7	13.5	0.4	26.0	0.8
Net income	$27.6	3.5%	$21.3	2.7%	$120.7	3.8%	$81.1	2.6%

Operating income	$9.5	1.2%	$25.7	3.3%	$158.1	5.0%	$117.8	3.7%
Amortization of purchased intangible assets	4.6	0.6	4.3	0.5	17.4	0.6	17.2	0.6
Restructuring costs	0.3	—	4.4	0.6	10.8	0.3	22.5	0.7
Gains on the sale of land, net of variable compensation impacts	—	—	—	—	(27.9)	(0.9)	(0.8)	—
Adjusted operating income	$14.4	1.8%	$34.4	4.4%	$158.4	5.0%	$156.7	5.0%

Americas
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 28, 2025		February 23, 2024		February 28, 2025		February 23, 2024
Revenue	$608.1	100.0%	$581.6	100.0%	$2,465.2	100.0%	$2,419.8	100.0%
Cost of sales	406.4	66.8	393.6	67.7	1,608.2	65.2	1,618.5	66.9
Restructuring costs	—	—	1.2	0.2	5.8	0.3	2.2	0.1
Gross profit	201.7	33.2	186.8	32.1	851.2	34.5	799.1	33.0
Operating expenses	185.9	30.6	159.8	27.5	668.0	27.1	654.2	27.0
Restructuring costs	—	—	0.2	—	0.4	—	1.1	0.1
Operating income	15.8	2.6	26.8	4.6	182.8	7.4	143.8	5.9
Amortization of purchased intangible assets	3.4	0.6	3.1	0.6	12.6	0.5	12.5	0.5
Restructuring costs	—	—	1.4	0.2	6.2	0.3	3.3	0.2
Gains on the sale of land, net of variable compensation impacts	—	—	—	—	(30.7)	(1.3)	(0.9)	—
Adjusted operating income	$19.2	3.2%	$31.3	5.4%	$170.9	6.9%	$158.7	6.6%

International
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 28, 2025		February 23, 2024		February 28, 2025		February 23, 2024
Revenue	$179.9	100.0%	$193.6	100.0%	$700.8	100.0%	$739.8	100.0%
Cost of sales	130.2	72.4	138.0	71.3	500.9	71.5	524.3	70.9
Restructuring costs	0.1	—	0.3	0.1	4.6	0.6	2.2	0.3
Gross profit	49.6	27.6	55.3	28.6	195.3	27.9	213.3	28.8
Operating expenses	55.7	31.0	53.7	27.8	220.0	31.4	222.3	30.0
Restructuring costs	0.2	0.1	2.7	1.4	—	—	17.0	2.3
Operating loss	(6.3)	(3.5)	(1.1)	(0.6)	(24.7)	(3.5)	(26.0)	(3.5)
Amortization of purchased intangible assets	1.2	0.7	1.2	0.7	4.8	0.7	4.7	0.6
Restructuring costs	0.3	0.1	3.0	1.5	4.6	0.6	19.2	2.6
Gains on the sale of land, net of variable compensation impacts	—	—	—	—	2.8	0.4	0.1	—
Adjusted operating income (loss)	$(4.8)	(2.7)%	$3.1	1.6%	$(12.5)	(1.8)%	$(2.0)	(0.3)%

Webcast

Steelcase will discuss fourth quarter results and business outlook on a conference call at 8:30 a.m. Eastern time tomorrow. Listeners may access the conference call at http://ir.steelcase.com.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the condensed consolidated statements of income, balance sheets or statements of cash flows of the company. The non-GAAP financial measures used are (1) organic revenue growth (decline), (2) adjusted operating income (loss), (3) adjusted earnings per share and (4) adjusted EBITDA. The company has provided a reconciliation of each of the non-GAAP financial measures to the most directly comparable GAAP financial measure in the tables above. These measures are supplemental to, and should be used in conjunction with, the most comparable GAAP measures. Management uses these non-GAAP financial measures to monitor and evaluate financial results and trends.

Organic Revenue Growth (Decline)

The company defines organic revenue growth (decline) as revenue growth (decline) excluding the impact of acquisitions and divestitures, foreign currency translation effects and the impact of the additional week in 2025. Organic revenue growth (decline) is calculated by (1) adjusting prior year revenue to include revenues of acquired companies prior to the date of the company's acquisition, to exclude revenues of divested companies and to use current year average exchange rates in the calculation of foreign-denominated revenue and (2) adjusting current year revenue to exclude the estimated revenues associated with the additional week in 2025. The company believes organic revenue growth (decline) is a meaningful metric to investors as it provides a more consistent comparison of the company's revenue to prior periods as well as to industry peers.

Adjusted Operating Income (Loss) and Adjusted Earnings Per Share

The company defines adjusted operating income (loss) as operating income (loss) excluding amortization of purchased intangible assets, restructuring costs (benefits) and gains (losses) on the sale of land, net of variable compensation impacts. The company defines adjusted earnings per share as earnings per share, on a diluted basis, excluding amortization of purchased intangible assets, restructuring costs (benefits), gains (losses) on the sale of land, net of variable compensation impacts, and gains (losses) on pension plan settlements, and the related income tax effects of these items.

Amortization of purchased intangible assets: The company may record intangible assets (such as backlog, dealer relationships, trademarks, know-how and designs and proprietary technology) when it acquires companies. The company allocates the fair value of purchase consideration to net tangible and intangible assets acquired based on their estimated fair values. The fair value estimates for these intangible assets require management to make significant estimates and assumptions, which include the useful lives of intangible assets. The company believes that adjusting for amortization of purchased intangible assets provides a more consistent comparison of its operating performance to prior periods as well as to industry peers.

Restructuring costs (benefits): Restructuring costs (benefits) may be recorded as the company's business strategies change or in response to changing market trends and economic conditions. The company believes that adjusting for restructuring costs (benefits), which are primarily associated with business exit and workforce reduction costs, provides a more consistent comparison of its operating performance to prior periods as well as to industry peers.

Gains (losses) on the sale of land, net of variable compensation impacts: The company may sell land when conditions are favorable. Gains and losses on the sale of land may increase or decrease, respectively, variable compensation expense. The company believes adjusting for these items provides a more consistent comparison of its operating performance to prior periods as well as to industry peers. In Q2 2025, the company began adjusting for these items, as the company realized a significant gain on the sale of land during the quarter which had a significant impact on variable compensation expense, and the company has adjusted the prior periods presented for consistency and comparability.

Gains (losses) on pension plan settlements: The company realizes gains or losses previously reported as unrealized in Accumulated other comprehensive income (loss) in Other income (expense), net, in connection with pension plan settlements when all risks related to the benefit obligations to plan participants and plan assets are transferred. The company believes adjusting for the gains or losses on pension plan settlements provides a more consistent comparison of its operating performance to prior periods as well as to industry peers.

Adjusted EBITDA

The company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization ("EBITDA") adjusted to exclude share-based compensation, restructuring costs (benefits), gains (losses) on the sale of land, net of variable compensation impacts, and gains (losses) on pension plan settlements. The company believes adjusted EBITDA provides investors with useful information regarding the operating profitability of the company as well as a useful comparison to other companies. EBITDA is a measurement commonly used in capital markets to value companies and is used by the company's lenders and rating agencies to evaluate its performance. The company adjusts EBITDA for share-based compensation as it represents a significant non-cash item which impacts its earnings. The company also adjusts EBITDA for restructuring costs, gains (losses) on the sale of land, net of variable compensation impacts, and gains (losses) on pension plan settlements to provide a more consistent comparison of its earnings to prior periods as well as to industry peers.

Forward-looking Statements

From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to the company, based on current beliefs of management as well as assumptions made by, and information currently available to, the company. Forward-looking statements generally are accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “possible,” “potential,” “predict,” “project," "target” or other similar words, phrases or expressions. Although the company believes these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements and vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters, pandemics and other Force Majeure events; cyberattacks; changes in the legal and regulatory environment; changes in raw material, commodity and other input costs; currency fluctuations; changes in customer demand; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

About Steelcase Inc.
Steelcase (NYSE: SCS) is a global design and thought leader in the world of work. Our purpose is to help the world work better. Along with more than 30 creative and technology partner brands, we research, design and manufacture furnishings and solutions for many of the places where work happens — including offices, homes, and learning and health environments. Together with our 11,300 employees, we’re working toward better futures for the wellbeing of people and the planet. Our solutions come to life through our global community of expert Steelcase dealers in approximately 790 locations, store.steelcase.com and other retail partners. For more information, visit Steelcase.com.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	February 28, 2025	February 23, 2024	February 28, 2025	February 23, 2024
Revenue	$788.0	$775.2	$3,166.0	$3,159.6
Cost of sales	536.6	531.6	2,109.1	2,142.8
Restructuring costs	0.1	1.5	10.4	4.4
Gross profit	251.3	242.1	1,046.5	1,012.4
Operating expenses	241.6	213.5	888.0	876.5
Restructuring costs	0.2	2.9	0.4	18.1
Operating income	9.5	25.7	158.1	117.8
Interest expense	(6.8)	(6.3)	(25.7)	(25.9)
Investment income	4.5	2.9	13.8	6.5
Other income (expense), net	0.9	4.3	(12.0)	8.7
Income before income tax expense (benefit)	8.1	26.6	134.2	107.1
Income tax expense (benefit)	(19.5)	5.3	13.5	26.0
Net income	$27.6	$21.3	$120.7	$81.1

Earnings per share:
Basic	$0.23	$0.18	$1.02	$0.68
Diluted	$0.23	$0.18	$1.02	$0.68
Weighted average shares outstanding - basic	117.6	118.9	117.9	118.6
Weighted average shares outstanding - diluted	118.8	120.1	118.9	119.1

Dividends declared and paid per common share	$0.100	$0.100	$0.400	$0.400

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
	(Unaudited)
	February 28, 2025	February 23, 2024
ASSETS
Current assets:
Cash and cash equivalents	$346.3	$318.6
Short-term investments	41.6	—
Accounts receivable, net of allowance of $4.7 and $6.2	323.1	338.3
Inventories, net	245.7	231.0
Prepaid expenses	37.5	31.9
Other current assets	34.8	39.6
Total current assets	1,029.0	959.4

Property, plant and equipment, net of accumulated depreciation of $1,132.8 and $1,119.2	328.1	352.9
Company-owned life insurance ("COLI")	170.4	166.9
Deferred income taxes	166.8	115.8
Goodwill	273.5	274.8
Other intangible assets, net of accumulated amortization of $106.3 and $115.0	77.0	94.6
Investments in unconsolidated affiliates	53.3	55.7
Right-of-use operating lease assets	141.2	168.6
Other assets	91.1	48.0
Total assets	$2,330.4	$2,236.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$228.2	$211.3
Current operating lease obligations	39.7	45.1
Employee compensation	187.3	166.1
Employee benefit plan obligations	49.7	39.9
Accrued promotions	23.5	19.4
Customer deposits	43.0	44.8
Other current liabilities	97.7	80.5
Total current liabilities	669.1	607.1

Long-term liabilities:
Long-term debt	447.1	446.3
Employee benefit plan obligations	100.7	104.5
Long-term operating lease obligations	113.9	138.6
Other long-term liabilities	47.9	53.1
Total long-term liabilities	709.6	742.5
Total liabilities	1,378.7	1,349.6

Shareholders’ equity:
Additional paid-in capital	29.3	41.2
Accumulated other comprehensive income (loss)	(63.5)	(66.9)
Retained earnings	985.9	912.8
Total shareholders’ equity	951.7	887.1
Total liabilities and shareholders’ equity	$2,330.4	$2,236.7

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in millions)
	Twelve Months Ended
	February 28, 2025	February 23, 2024
OPERATING ACTIVITIES
Net income	$120.7	$81.1
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	80.8	83.6
Restructuring costs	10.8	22.5
Gains on sales of fixed assets, net	(41.0)	(10.9)
Deferred income taxes	(56.7)	2.1
Share-based compensation	24.5	26.0
Other	11.2	(17.1)
Changes in operating assets and liabilities, net of acquisitions and divestitures
Accounts receivable	11.8	21.7
Inventories	(16.3)	88.3
Cloud computing arrangements expenditures	(46.3)	(7.9)
Income taxes receivable	3.7	(6.2)
Other assets	(5.2)	0.4
Accounts payable	17.1	9.9
Employee compensation liabilities	16.6	31.1
Income taxes payable	19.6	(2.3)
Customer deposits	(1.4)	(4.1)
Accrued expenses and other liabilities	(1.4)	(9.5)
Net cash provided by operating activities	148.5	308.7

INVESTING ACTIVITIES
Capital expenditures	(47.1)	(47.1)
Proceeds from disposal of fixed assets	44.4	49.4
Purchases of short-term investments	(48.4)	—
Liquidations of short-term investments	7.5	—
Other	8.8	3.8
Net cash provided by (used in) investing activities	(34.8)	6.1

FINANCING ACTIVITIES
Dividends paid	(47.6)	(47.6)
Common stock repurchases	(36.4)	(4.2)
Borrowings on global committed bank facility	—	69.0
Repayments on global committed bank facility	—	(69.0)
Repayments on note payable	—	(32.2)
Other	—	(1.9)
Net cash used in financing activities	(84.0)	(85.9)
Effect of exchange rate changes on cash and cash equivalents	(1.8)	(0.2)
Net increase in cash, cash equivalents and restricted cash	27.9	228.7
Cash and cash equivalents and restricted cash, beginning of period (1)	325.9	97.2
Cash and cash equivalents and restricted cash, end of period (2)	$353.8	$325.9

(1) These amounts include restricted cash of $7.3 and $6.8 as of February 23, 2024 and February 24, 2023, respectively.

(2) These amounts include restricted cash of $7.5 and $7.3 as of February 28, 2025 and February 23, 2024, respectively.

Restricted cash primarily represents funds held in escrow for potential future workers’ compensation and product liability claims. The restricted cash balance is included as part of Other assets on the Condensed Consolidated Balance Sheets.

CONTACT:	Investor Contact:
Mike O'Meara
Investor Relations
ir@steelcase.com

Media Contact:
Brodie Bertrand
Corporate Communications
communications@steelcase.com

Source: Steelcase
SC-ERR